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                               UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                        ______________________

                            Schedule 13G

               Under the Securities Exchange Act of 1934
                           (Amendment No.  )*


                    DIGITAL MICROWAVE CORPORATION
                          (Name of Issuer)

                            COMMON STOCK
                   (Title of Class of Securities)

                            253859-10-2
                          (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


_________________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                 (Continued on following page(s))

SEC 1745 (2/92)        (Page 1 of 5 Pages)

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CUSIP NO. 253859-10-2        13G               Page 2 of 5 Pages

________________________________________________________________
| 1 | NAME OF REPORTING PERSON                                  |
|   | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         |
|   |                    William E. Gibson and Kahala Ann Trask |
|   |                    Gibson, as community property          |
|   |                    ###-##-####                            |
|___|___________________________________________________________|
| 2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         |
|   |                                    (a) /   /    (b) /   / |
|___|___________________________________________________________|
| 3 | SEC USE ONLY                                              |
|   |                                                           |
|___|___________________________________________________________|
| 4 | CITIZENSHIP OR PLACE OF ORGANIZATION                      |
|   |                    United States of America               |
|___|___________________________________________________________|
|              | 5 | SOLE VOTING POWER                          |
| NUMBER OF    |   |      602,665                               |
| SHARES       |___|____________________________________________|
| BENEFICIALLY | 6 | SHARED VOTING POWER                        |
| OWNED BY     |   |     -0-                                    |
| REPORTING    |___|____________________________________________|
| PERSON       | 7 | SOLE DISPOSITIVE POWER                     |
| WITH         |   |     602,665                                |
|              |___|____________________________________________|
|              | 8 | SHARED DISPOSITIVE POWER                   |
|              |   |     -0-                                    |
|______________|___|____________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              |
|    | REPORTING PERSON                                         |
|    |                    602,665                               |
|____|__________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES      |
|    | CERTAIN SHARES*                                          |
|    |                                                   /   /  |
|____|__________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          |
|    |       4.4%                                               |
|____|__________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                |
|    |       IN                                                 |
|____|__________________________________________________________|

             *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                Page 3 of 5 Pages

Item 1(a)       NAME OF ISSUER:

                Digital Microwave Corporation


Item 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                170 Rose Orchard Way
                San Jose, CA 95134


Item 2(a)       NAME OF PERSON FILING:

                William E. Gibson and Kahala Ann Trask Gibson, as community property


Item 2(b)       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                RESIDENCE:

                170 Rose Orchard Way
                San Jose, CA  95134


Item 2(c)       CITIZENSHIP:

                United States of America


Item 2(d)       TITLE OF CLASS OF SECURITIES:

                Common Stock


Item 2(e)       CUSIP NUMBER:

                253859-10-2


Item 3.         IF THIS STATEMENT IS FILED PURSUANT TO RULES
                13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON
                FILING IS A:

                Not Applicable.


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                                                Page 4 of 5 Pages


Item 4.         OWNERSHIP.

                (a)  Amount Beneficially Owned:   602,665 Shares

                (b)  Percent of Class:  4.4%

                (c) Number of shares as to which such person has:

                     (i)    sole power to vote or to direct the
                            vote:  602,665

                     (ii)   shared power to vote or to direct the
                            vote:  -0-

                     (iii)  sole power to dispose or to direct
                            the disposition of:  602,665

                     (iv)   shared power to dispose or to direct
                            the disposition of:  -0-


Item 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                This statement is being filed to report that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of Common Stock of Digital
                Microwave Corporation.


Item 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                ANOTHER PERSON.

                Not Applicable.


Item 7.         IDENTIFICATION AND CLASSIFICATION OF THE
                SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
                REPORTED ON BY THE PARENT HOLDING COMPANY.

                Not Applicable.


Item 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
                THE GROUP.

                Not Applicable.


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                                                Page 5 of 5 Pages


Item 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not Applicable.


Item 10.        CERTIFICATION.

                Not Applicable.



                             SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


                                 February 13, 1995
                                 ________________________________

                                 (Date)


                                 William E. Gibson
                                 ________________________________
                                 (Signature)


                                 William E. Gibson
                                 Director, President of DMC
                                 Telecom, Inc., a subsidiary of
                                 Digital Microwave Corporation
                                 ________________________________
                                 (Name/Title)



                                 Kahala Ann Trask Gibson
                                 ________________________________
                                 (Signature)


                                 Kahala Ann Trask Gibson
                                 ________________________________
                                 (Name/Title)


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